UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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NEXTGEN HEALTHCARE, INC.
(Name of Registrant as Specified in Its Charter)

SHELDON RAZIN LANCE E. ROSENZWEIG KENNETH H. FEARN, JR. RUBY SHARMA
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Sheldon Razin (“Mr. Razin”), together with the other participants in his solicitation, has filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of his slate of highly-qualified director nominees at the 2021 annual meeting of shareholders (the “2021 Annual Meeting”) of NextGen Healthcare, Inc., a California corporation (the “Company”).

On September 27, 2021, Lance Rosenzweig was quoted in the following article published by Orange County Business Journal:

NextGen Board Battle Explodes in Proxy Fight

Orange County Business Journal

By Peter J. Brennan

September 27, 2021

A simmering dispute among top Orange County executives has broken into the open in a proxy battle at NextGen Healthcare Inc. (Nasdaq: NXGN), a billion-dollar software maker that until this year was based in Irvine.

On one side is Sheldon Razin, a Laguna Beach resident who founded the company—previously known as Quality Systems Inc.—in 1974 and is still on its board of directors.

He’s also NextGen’s largest individual shareholder, holding 15% of the company, whose software helps thousands of ambulatory clinics manage their systems, with everything from patient outreach to billing to telemedicine.

Razin has taken issue over what he calls “imperial boardroom culture” at NextGen, one which has “had an increasingly corrosive effect on the business during the six-year chairmanship of Mr. (Jeff) Margolis, as evidenced by the company’s anemic organic growth, deteriorating margins and sustained underperformance,” he said in a recent letter to investors.

On the other side of the dispute is most of NextGen’s board of directors, including Chairman Margolis, an OC resident who among other positions is also a director at Orange-based Alignment Healthcare Inc. (Nasdaq: ALHC) and at Hoag Memorial Hospital Presbyterian in Newport Beach.

Those other board members are blunt about their assessment of Razin’s claims.

“When Sheldon Razin’s role as board chair concluded (in 2015), NextGen Healthcare was a deteriorating business with unproductive R&D investments and a disenfranchised customer base,” NextGen said in a statement.

“Moreover, Sheldon’s capital allocation plan prioritized $400 million in dividends that thwarted sustainable high growth and largely benefitted him personally.”

The two sides recently began mailing proxy materials for a vote scheduled for Oct. 13.

Founded in a Garage

Razin, a mathematics graduate from the Massachusetts Institute of Technology, worked at Rockwell International Corp. prior to 1974 when he started his company that he called Quality Systems.

“I founded this company on a desk in my garage when I had a vision for applying technology that would automate healthcare,” Razin said in a 2015 press release.

The company went public on the New York Stock Exchange in 1982 as a dental software platform before expanding to the ambulatory healthcare market in 1996.

The 83-year-old Razin has received several awards, including winner of the Software Category of TechAmerica’s 52nd Annual Innovator Awards in 2010 and Chairman of the Year in the 2009 American Business Awards.

The Business Journal presented him with an Excellence in Entrepreneurship Award in 2009; he’s made prior editions of the paper’s OC’s Wealthiest list.

“He has been and continues to be a technology and healthcare visionary, as well as an outstanding entrepreneur whose insights and guidance are invaluable to our company,” NextGen’s 2020 annual report said earlier this year, prior to the public spat.

No Dividends

When Razin stepped down as chairman in 2015, he praised successor Margolis as a “seasoned leader who possesses significant healthcare technology experience.”

The public comments hid a simmering dispute below the surface.

“When Shelly resigned as board chairman, the company was in a very significant decline as was the stock,” Margolis told the Business Journal.

“It was the view of the board that we came together to catch the falling knife that he had left.”

At that time, Margolis said the company’s R&D efforts had “failed” under Razin and about 100% of free cash flow went to dividends where the founder was the biggest beneficiary.

Since then, the company’s eliminated its dividend and doubled its annual spend on research and development. In 2018, the company changed its name to NextGen, which was its main subsidiary.

In 2019 and 2020, it restructured, recording about $5.1 million in costs to trim its workforce and to vacate portions of its offices in Philadelphia, St. Louis and Irvine.

Last March, it moved its headquarters from Irvine to Atlanta, saying that city is more centrally located for its executives. Margolis said it still has a significant presence at its Irvine office.

NextGen currently provides a subscription software model to help thousands of clinics that offer outpatient services, via electronic health record software and practice management systems.

The company has turned around since 2015, producing its highest ever operating cash flow in its history last quarter, according to Margolis, who said revenue has been accelerating in recent quarters.

“The company is positioned very well for future growth and continue winning in the industry,” Margolis said.

Broken Record

“That’s a broken record,” Lance Rosenzweig, a board director since 2012 and a Razin backer, told the Business Journal, of the company’s growth potential.

“I’ve been hearing that for six years now. The growth has never come.”

Its revenue has hovered around $550 million annually for the past four years. Analysts expect 4.6% growth for both fiscal 2022 and 2023 when it will reach $609 million. Out of 11 analysts, only four have a buy or overweight rating while the remainder rate it sector perform or underweight.

Rosenzweig has been CEO or a board member of five publicly traded companies, including chairman of Boingo Wireless, which was acquired earlier this year for $854 million, and is currently CEO of Support.com Inc. (Nasdaq: SPRT), which has a $286 million market cap.

He is the only director on the nine-member board who supports Razin. Razin is pushing for himself, Rosenzweig, and two other new candidates they back to be elected to the board next month.

“I take a very pragmatic assessment of the issues,” Rosenzweig said, adding that current NextGen directors are “bankers and lawyers—they’re not people who have run companies of substance.”

According to a Razin letter to investors, since Margolis became chairman six years ago, the stock has gained only 2.7% compared with a 161% return during the same period for the S&P SmallCap 600 Health Care index.

“When you look at a company in the middle of an incredible bull market where the stock price hasn’t moved up at all, you’d think that investors would be very disappointed,” Rosenzweig said.

New CEO

The two dissident directors say the company’s acquisitions haven’t worked out, and that the board didn’t have a succession plan in place in June when Rusty Frantz, who was chief executive for six years, resigned, citing personal reasons.

Last week, NextGen announced it’d hired as CEO David Sides, who was chief operating officer of Teladoc Health Inc. (NYSE: TDOC), which specializes in virtual care.

During Sides’ tenure, Teladoc’s revenue more than doubled to $2 billion.

“In our view, Mr. Sides has a high level of healthcare industry credibility, as well as extensive experience providing EHRs (electronic health records) and other technology solutions to healthcare providers,” Cantor Fitzgerald analyst Steven Halper wrote in a note to investors.

‘Forever’ Director

Besides the new slate of directors, NextGen is asking for reincorporation from California to Delaware. It also wants to eliminate “cumulative voting,” a system that allows shareholders to aggregate all their shares and designate them to a director candidate, or candidates, in whatever proportion they prefer, as opposed to majority or plurality voting, which is a “one share, one vote” standard.

NextGen has said Razin has used cumulative voting to “forever” preserve his seat on the board.

Razin told shareholders he won’t use cumulative voting in this election.

Since Razin already controls 15.2% of the vote, he only needs another 35% to win.

“We’ve learned to never predict elections,” Margolis said. “We believe a significant majority of the investors won’t vote against us when they understand that we have seven board directors synchronized, we have a customer based that is happier, an employee base that is increasingly engaged and products that continue to set records.”

“This company cannot look to past but needs to look to the future.”